EXHIBIT 5.1

LAW OFFICES OF JENNY CHEN-DRAKE

1441 New Highway 96 West, Suite 2
Franklin, Tennessee 37064
(310) 358-0104 (t); 888-896-7763 (f)

February 11, 2025

Marvion Inc.
Room 1401, 14/F, Phase 1, Austin Tower
22-26 Austin Avenue, Jordan
Kowloon, Hong Kong

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Marvion Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration for resale under the Securities Act of an aggregate of up to Thirty Seven Million Seventy Five Thousand Sixty (37,075,060) shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), issued pursuant to the Marvion Inc. 2023 Stock Incentive Plan, as amended (the “Shares”), on behalf of the selling securityholders or their permitted transferees described in the Registration Statement (the “Registration Statement”) and the prospectus contained therein. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

As counsel to the Company in connection with the Registration Statement, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: the Company’s current Restated Articles of Incorporation and Bylaws, as amended (collectively, the “Charter Documents”), Marvion Inc. 2023 Stock Incentive Plan, as amended by the First Amendment to the Marvion Inc. 2023 Stock Incentive Plan (the “2023 Plan”), the Registration Statement and the exhibits thereto, and certain corporate proceedings of the Company’s Board of Directors (the “Board”) and the Company’s stockholders relating to adoption or approval of the Company Charter Documents, the reservation of the Shares for sale and issuance, the filing of the Registration Statement and the registration of the Shares under the Securities Act and documents (including a certificate from the Company’s transfer agent) regarding the Company’s outstanding and reserved capital stock and other securities and such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a Certificate of Good Standing dated December 26, 2024, issued by the Nevada Secretary of State with respect to the Company) and representations and certifications made to us by the Company, including without limitation representations in a Officers Certificate addressed to us of even date herewith that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or of any foreign jurisdiction.

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Based upon and subject to the foregoing, it is our opinion that when the Shares that may be issued and sold by the Company upon the exercise or settlement of awards (including any stock option, restricted stock, stock bonus, stock appreciation right, restricted stock unit or award of performance shares) granted or to be granted under the 2023 Plan, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including without limitation payment and authorization provisions) of the 2023 Plan and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Law Offices of Jenny Chen-Drake
Law Offices of Jenny Chen-Drake

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